UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 20, 2017

BURLINGTON STORES, INC.

(Exact Name of Registrant As Specified In Charter)

Delaware	001-36107	80-0895227
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2006 Route 130 North

Burlington, New Jersey 08016

(Address of Principal Executive Offices, including Zip Code)

(609) 387-7800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Amendment (as defined below) included in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Kingsbury Employment Agreement Amendment

On January 20, 2017, Burlington Stores, Inc. (the “Company”) and its indirect wholly-owned subsidiaries, Burlington Coat Factory Holdings, LLC (“BCFH”) and Burlington Coat Factory Warehouse Corporation (“BCFWC”), entered into an amendment (the “Amendment”) to that certain Employment Agreement, dated as of December 2, 2008, as amended, by and among BCFH (formerly Burlington Coat Factory Holdings, Inc.), BCFWC and Thomas Kingsbury, the Company’s President, Chief Executive Officer and Chairman (the “Employment Agreement”).

Pursuant to the Amendment, the Employment Agreement has been modified such that:

•	Mr. Kingsbury’s annual base salary has been increased to $1,300,000 (from $1,170,283) effective January 22, 2017.

•	Mr. Kingsbury will receive a one-time grant of 100,000 shares of restricted common stock of the Company (vesting ratably over four years) to be made on January 23, 2017, subject to the terms of the same grant agreement used for restricted stock awards made to the Company’s senior executives, provided that, in addition to the ordinary vesting terms contained therein, such award will be subject to accelerated vesting in the event of termination of employment without Cause, for Good Reason or due to death or Disability (as each term is defined in the Employment Agreement).

•	The value of the annual long-term incentive plan equity (“LTIP”) award to be made to Mr. Kingsbury in each of 2017, 2018 and 2019 will not be reduced by the value of the portion of the stock options received by Mr. Kingsbury in June 2013 which is set to vest during such fiscal year.

The Company’s Board determined that the compensation adjustments included in the Amendment were appropriate in light of the Company’s strong sustained performance, consistent growth and delivery of significant stockholder value under the leadership of Mr. Kingsbury, who has served as the Company’s President and Chief Executive Officer since 2008.

The summary of the Amendment set forth above is qualified by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Executive Vice President Promotions

On January 20, 2017, the Company announced three senior executive promotions (the “Promotions”), each effective on January 29, 2017. A description of each Promotion, along with corresponding compensation changes, is set forth below.

•	Jennifer Vecchio has been promoted to Chief Merchandising Officer/Principal. Ms. Vecchio’s annual base salary has been increased to $775,000 (from $681,260) and her annual incentive target under the Company’s Annual Incentive Plan has been increased to 100% of her annual base salary (from 75%). In addition, Ms. Vecchio’s equity incentive percentage for purposes of determining LTIP awards has been increased to 225% (from 175%). Finally, on January 30, 2017, Ms. Vecchio will receive a prorated LTIP grant valued at $434,743 to be delivered 25% in restricted common stock of the Company and 75% in stock options.

•	Marc Katz has been promoted to Chief Financial Officer/Principal. Mr. Katz’s annual base salary has been increased to $750,000 (from $659,200) and his annual incentive target under the Company’s Annual Incentive Plan has been increased to 100% of his annual base salary (from 75%). In addition, Mr. Katz’s equity incentive percentage for purposes of determining LTIP awards has been increased to 225% (from 175%). Mr. Katz will also receive a one-time grant of 30,000 shares of restricted common stock of the Company on January 30, 2017 (vesting 100% on January 30, 2021 in the event that Mr. Katz remains continuously employed by the Company through such date). Finally, on January 30, 2017, Mr. Katz will receive a prorated LTIP grant valued at $420,719 to be delivered 25% in restricted common stock of the Company and 75% in stock options.

•	Fred Hand has been promoted to Chief Customer Officer/Principal. Mr. Hand’s annual base salary has been increased to $750,000 (from $659,200) and his annual incentive target under the Company’s Annual Incentive Plan has been increased to 100% of his annual base salary (from 75%). In addition, Mr. Hand’s equity incentive percentage for purposes of determining LTIP awards has been increased to 225% (from 175%). Finally, on January 30, 2017, Mr. Hand will receive a prorated LTIP grant valued at $420,719 to be delivered 25% in restricted common stock of the Company and 75% in stock options.

Each executive remains eligible to receive a full LTIP grant in 2017 at the time LTIP grants are made to other officers of the Company.

Ms. Vecchio, Mr. Katz and Mr. Hand will continue to report directly to Mr. Kingsbury. A copy of the press release announcing the Promotions is filed under this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 6 to Employment Agreement, dated as of January 20, 2017, by and among Burlington Coat Factory Warehouse Corporation, Burlington Coat Factory Holdings, LLC, Burlington Stores, Inc. and Thomas Kingsbury.

99.1	Press Release dated January 20, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURLINGTON STORES, INC.

/s/ Robert L. LaPenta, Jr.
Robert L. LaPenta, Jr. Vice President and Treasurer

Date: January 20, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 6 to Employment Agreement, dated as of January 20, 2017, by and among Burlington Coat Factory Warehouse Corporation, Burlington Coat Factory Holdings, LLC, Burlington Stores, Inc. and Thomas Kingsbury.

99.1	Press Release dated January 20, 2017.